Spider Sense Q1 2016
Letter from CEO & COO
Like a germinating seed, our Company has one choice. That choice is growth. We are writing to keep you informed of the work that has been going on behind the scenes and to provide some perspective on the Company’s plans for 2016. This is also an opportunity to describe some of the inevitable business obstacles, presented by our revolutionary technology, which management has been navigating.

The Company has made considerable progress in establishing a subsidiary for setting up commercial production and research in Vietnam. Because we are bringing an innovative new technology to Vietnam, the government has asked us to provide additional detailed information regarding potential impacts of the technology. As genetic engineering is a relatively new technology, the regulatory efforts are moving forward, but slower than we initially anticipated. We are simultaneously exploring several additional production locations, including domestic options. We are exploring parallel production options that will allow us to most quickly fulfill outstanding material requests for our genetically modified spider silks.

Management remains committed to Vietnam and we trust that they will play an important part in our overall plans for growth. Additional production sites will, however, provide us with diversification and the best path forward to commercialization in the event of any additional regulatory delays.

We are continuing to develop relationships with commercialization partners. We receive numerous unsolicited requests for material and collaboration requests from potential product development partners spanning the globe and spanning numerous applications. Many of these requests are from industry leaders in various commercial fields. Within the next several months we expect to be able to formally share the exciting results of two of these efforts.

From the Laboratory
This quarter the laboratory successfully completed the creation of an entirely new set of genetically engineered silkworms which included four district lines. These new genetically engineered silkworms were created with the most complex and detailed genetic designs in the Company’s history. These designs are targeted to more closely match the protein configuration of certain native spider silks. Due to their complexity, some of these designs took nearly 12 months to perfect and represent a major R&D effort to create formitabile products. We anticipate that these new genetic designs could offer improved performance for protective textile applications and possibility medical applications. We will begin sharing those results with you as they come in.
 In addition to the four new transgenic lines this quarter, the lab has also produced a new genetic insertion design for use with our latest and most powerful gene splicing technology. This new design incorporates the properties of our Dragon SilkTM and Monster SilkTM into a single construction. This experiment to merge Monster Silk’s elasticity focus with the strength focus of Dragon Silk into a single package was the logical next step for the technology. We expect to begin microinjections with this new design in the second quarter and will keep you updated as we progress.
As expected, work with our intellectual property counsel over the quarter resulted in the filing of several responses to open actions with the USPTO. We are now incorporating the details of those responses into our numerous international patent filings.
Finally, the lab was host, in late March, to a film crew developing a series on the wonder of nature. After a full day of filming and interviews, they headed out to start the process of editing it down for the anticipated television series. The series is focused on education and targeted primarily to children. They expect it will debut in the third quarter.
Material Production and End Markets
The product development collaboration that was announced at the end of 2015 has resulted in the production of a new hybrid fabric combining our spider silk with a unique knitting design. These materials are currently undergoing performance testing and review against both synthetic and natural fibers. The initial feedback is that the material is performing well and meeting design objectives. We expect to be able to release more details of this effort and images of sample materials shortly.
With the announcement of the signed agreement with Vietnam, we are now in the process of finalizing our subsidiary formation. Working with our research team, we have prepared a detailed assessment of the project’s potential impact in response to a set of follow up requests and comments from officials in Vietnam. Once we have final approval of our subsidiary we will be ready to begin the work of implementing our approved agreement in Vietnam and further expanding our product research and development.
Discussions with additional collaborators and potential commercial customers are ongoing and productive in 2016. Over the first quarter we provided a response to our largest request for quote to date, however current production has limited our ability to fulfill these larger requests and has delayed the signing of formal commercial partnership deals. That is a primary reason for our decision to expand our production plans to include more than one facility and in more than one country. While that move will add necessary capital expense, management believes that the indications of demand for our product warrant this move.
Domestic large scale production of silk in the USA is not the most economical due to climate and food source limitations. However, the current regulatory hurdles described above, coupled with the demand for materials from several potential commercialization partners, has led us to the decision to establish an ancillary production facility in the USA.
Over the last 9 months we have been quietly working with a US government agency, providing all of the project and Company details necessary to certify Kraig Labs as an approved government contractor. In the first quarter of this year we completed one of the last steps in that process, a complete review of our proposed program. Over the coming quarters we expect to be able to share the details of that effort with you.
Summary
This quarter has seen the development of new knit materials in conjunction with collaboration partners, the completion of a proposed program review with a US government agency, the completion of a project risk assessment for our Vietnam operations, and the identification of several possible ancillary production locations, including two domestic options. Our research and development in the laboratory has also born fruit in the form of four new transgenic lines as well as a new and potentially powerful genetic construct. Testing of the four new lines as well as insertion of the new construct will begin shortly.
Over the second and third quarters we expect to select and begin implementation of our ancillary production locations, report the details of our collaborative efforts, and begin work on our first US government funded program.
As we look ahead we want to thank our shareholders and collaboration partners. Together we have laid the foundations for this commercial enterprise.